Strathmore Square
Bethesda, Maryland

Fourth Quarter 2025

Earnings Release and
Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
11	Consolidated Statements of Operations
12	Consolidated Balance Sheets
13	Schedule 1 – EBITDAre and Adjusted EBITDAre
14	Schedule 2 – Aimco Leverage and Maturities
15	Schedule 3 – Aimco Portfolio
16	Schedule 4 – Aimco Capital Additions
17	Schedule 5 – Aimco Development Project Summaries
18	Schedule 6 – Stabilized Operating Properties
19	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
20	Schedule 8 – Liquidating Distribution Components
21	Schedule 9 – Asset List
22	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Reports Fourth Quarter 2025 Results, Recent Highlights, and Updates Related to the Plan of Sale and Liquidation

Denver, Colorado, March 2, 2026 – Apartment Investment and Management Company (“Aimco” or the "Company") (NYSE: AIV) announced today fourth quarter results for 2025, recent highlights, and updates related to the Company's Plan of Sale and Liquidation that was approved by stockholders on February 6, 2026.

Wes Powell, Aimco's President and Chief Executive Officer, comments: "My thanks to the Aimco team for their extraordinary efforts during 2025 which included actively managing our portfolio while working diligently to close $1.26 billion of strategic asset sales, retiring more than $435 million of debt and distributing approximately $420 million ($2.83 per share) to stockholders in the form of special cash dividends.

"In early February, Aimco stockholders overwhelmingly voted in support of the Company’s previously announced strategic plan, focused on the orderly sale of the Company’s remaining assets for the sole purpose of maximizing stockholder returns, which have meaningfully outpaced the FTSE NAREIT Equity Apartments Index over the prior five-, three- and one-year periods.

"Thus far in 2026, Aimco has closed on the sale of three properties for approximately $178 million and currently has ten properties under contract to sell for approximately $510 million, with the majority of those expected to close during the first quarter of 2026. In addition, Aimco monetized a seller financing note, is actively marketing its remaining stabilized properties for sale and plans to bring the entirety of its land, development and lease-up properties to market by the middle of 2026.

"On February 9, 2026, Aimco’s Board of Directors declared the initial liquidating distribution in the amount of $1.45 per share to be paid on March 13, 2026, to stockholders of record on February 27, 2026. The distribution includes the initial net proceeds from the Brickell Assemblage sale.

"Total liquidating distributions to stockholders are estimated to be between $5.75 and $7.10 per share, consistent with the range previously provided and also taking into consideration subsequent sales activity, valuation estimates for Aimco's remaining portfolio, and rapidly fluctuating economic conditions.

"As Aimco executes against our strategic plan we will continue to manage the business, and our overhead costs, to most efficiently and effectively maximize net proceeds distributed to Aimco stockholders.”

Financial Results

•
Aimco's net income attributable to common stockholders per share, on a fully dilutive basis, was $2.08 for the three months ended and $3.87 for the twelve months ended December 31, 2025.
•
Property Net Operating Income ("NOI") from Aimco's Stabilized Operating Properties was $9.9 million in the fourth quarter 2025, up 0.5% year-over-year, and $38.0 million for the full year 2025, down (0.3)% year-over-year.

Highlights

•
In the fourth quarter 2025, Aimco sold its final suburban Boston property for $250 million and its Brickell Assemblage which included The Yacht Club Apartments and the adjacent 1001 Brickell Bay Drive office building located in Miami, Florida for $520 million. In total, Aimco sold $1.26 billion of real estate assets in 2025.

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•
Aimco distributed $2.23 per share to stockholders by way of a special cash dividend paid on October 15, 2025, bringing total 2025 dividends to $2.83 per share.
•
In December 2025, Aimco agreed to sell its portfolio of seven apartment communities in the Chicago area for $455 million with the full $20 million deposit becoming non-refundable in January 2026. Additionally in the first quarter 2026, Aimco received non-refundable deposits and agreed to sell two properties in New York City and one property in Atlanta, Georgia for a combined $56.5 million.
•
In February 2026, Aimco sold three properties, Hillmeade in Nashville, Tennessee, Plantation Gardens in Plantation, Florida, and The Benson Hotel and Faculty Club in Aurora, Colorado, for a combined $177.5 million.
•
Aimco's Stabilized Operating revenue and expenses increased 1.8% and 4.5%, respectively, resulting in Property NOI increasing 0.5%, year-over-year in the fourth quarter. For the full year, revenue and expenses were up 1.6% and 5.6%, respectively, resulting in Property NOI decreasing 0.3%, year-over-year.
•
Aimco’s high-rise development project, 34th Street, located in Miami, FL topped-out construction during February and remains on schedule and on budget.

Transactions and Plan of Sale and Liquidation

On February 6, 2026, Aimco stockholders approved the Plan of Sale and Liquidation proposed by Aimco's Board of Directors. Pursuant to this plan, Aimco expects to continue to monetize its assets and return proceeds to stockholders through liquidating distributions, subject to payment of liabilities and obligations and the creation of associated reserves. Additional information regarding the Plan of Sale and Liquidation is available in Aimco's Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on January 2, 2026.

2025 Transactions

•
In October, Aimco completed the monetization of its suburban Boston portfolio with the sale of an apartment property located in Nashua, New Hampshire for $250 million. In connection with the sale, $173.4 million of non-recourse property debt was assumed by the buyer.
•
In October, Aimco completed a transfer of ownership interests with its joint venture partner at the development land sites along Broward Avenue in Fort Lauderdale, Florida. Aimco exchanged its joint venture ownership in the non-performing seller financing note secured by 200 Broward Avenue along with $7.5 million of cash, for full ownership of 300 Broward Avenue.
•
In December, Aimco sold its Brickell Assemblage which included The Yacht Club Apartments and the adjacent 1001 Brickell Bay Drive office building located in Miami, Florida for $520 million.
o
The sale included $85 million of transferable and cross-collateralized seller financing notes provided from Aimco to the buyer at closing. Each note has a two-year term and two one-year extension options with an average interest rate over the full duration of 18%. As previously announced, Aimco plans to monetize the seller financing notes.
o
Initial net proceeds, after taking into account the associated property-level debt, the tax liability, transaction costs, and excluding the seller financing notes, were more than $220 million.

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2026 Transactions

•
In January, Aimco monetized the subordinated seller financing note associated with property in La Jolla, California, for $18.5 million. The note had approximately seven years of term remaining at an average interest rate of approximately 5.5%.
•
In February, Aimco sold three properties, Hillmeade in Nashville, Tennessee, Plantation Gardens in Plantation, Florida, and The Benson Hotel and Faculty Club in Aurora, Colorado, for a combined $177.5 million.
•
In December 2025, Aimco agreed to sell its portfolio of seven apartment communities in the Chicago area for $455 million with a $20 million deposit becoming non-refundable in January 2026. Closing is scheduled for the first quarter 2026.
•
In the first quarter 2026, Aimco agreed to sell two properties in New York City and one in Atlanta, Georgia for a combined $56.5 million with non-refundable deposits of $5.1 million. Closings are scheduled for the second quarter 2026.

Plan of Sale and Liquidation

If all of the properties currently under contract close as planned, Aimco expects to distribute between $0.85 and $0.95 per share during the second quarter ("Expected 2Q Distributions"), after accounting for the retirement of property level debt, transaction costs, and the planned payoff of approximately $110 million of construction debt and preferred equity borrowings.

Aimco is focused on the efficient and orderly sale of its holdings to maximize and unlock stockholder value. In addition to those properties currently under contract to sell, Aimco is actively marketing for sale its remaining stabilized properties and plans to bring the entirety of its land, development and lease-up properties to market by the middle of 2026.

The estimates below reflect the Company's best approximation of additional liquidating distributions resulting from the sale of the remaining stabilized properties, land holdings, development and lease-up properties, and other assets ("Additional Liquidating Distributions") as well as Expected 2Q Distributions.

Distributions From:	Amount per share
Initial liquidating distribution payable March 2026 (1)	$1.45
Expected 2Q Distributions (2)	$0.85 to $0.95
Additional Liquidating Distributions:
Remaining Stabilized Properties (3)	$0.25 to $0.30
Land Holdings, Development and Lease-up Properties (4)	$2.30 to $3.30
Other Assets (5)	$0.90 to $1.10
Estimated Total	$5.75 to $7.10

[1] Distribution announced on February 9, 2026, payable on March 13, 2026 to stockholders of record on February 27, 2026.

[2] Expected distributions following the sale of 12 properties under contract as of February 9, 2026, net of approximately $110 million of construction debt and preferred equity retirement.

[3] Includes 1045 on the Park in Atlanta, Georgia that, in late February, Aimco agreed to sell and the remaining three stabilized properties currently being marketed for sale.

[4] These assets are expected to be marketed for sale by the middle of 2026.

[5] Includes unconsolidated real estate, the Brickell seller financing note, passive equity investments, and accounts for cash net of projected uses during the wind-down.

Many of the assumptions and estimates reflected in the timing and range of Expected 2Q Distributions and Additional Liquidating Distributions are beyond the Company's control and include, but are not limited to, the prospective buyer’s performance under the sales contracts, local market dynamics impacting operating fundamentals, lease up and net operating income stabilization timing and levels at our recently completed developments, in addition to broader economic conditions. Actual distributions may differ materially from these estimates.

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Aimco does not intend to disclose or comment on the sales and marketing of individual assets, or any other strategic transactions, until it determines that further disclosure is appropriate or required.

Operating Property Results

On December 31, 2025, Aimco's Stabilized Operating Properties, excluding its two held for sale communities, included 13 apartment communities. Results for these properties were as follows:

	Fourth Quarter					FULL YEAR
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2025	2024	Variance	3Q 2025	Variance	2025	2024	Variance
Average Daily Occupancy	96.9%	97.9%	(1.0)%	95.3%	1.6%	96.2%	97.2%	(1.0)%
Revenue, before utility reimbursements	$14.5	$14.3	1.8%	$14.4	1.1%	$57.1	$56.2	1.6%
Expenses, net of utility reimbursements	4.6	4.4	4.5%	5.1	(8.7)%	19.1	18.1	5.6%
Property NOI	9.9	9.8	0.5%	9.3	6.4%	38.0	38.1	(0.3)%

•
Revenue in the fourth quarter 2025 was $14.5 million, up 1.8% year-over-year, resulting from a 2.8% increase in average monthly revenue per apartment home to $2,678 and Average Daily Occupancy of 96.9%, down 100 basis points year-over-year. Sequentially, revenue was up 1.1% over the third quarter 2025.
•
Expenses in the fourth quarter 2025 were up 4.5% year-over-year. Sequentially, expenses were down 8.7% over the third quarter 2025 due primarily to seasonal reductions and lower than estimated tax bills.
•
Property NOI in the fourth quarter 2025 was $9.9 million, up 0.5% year-over-year. Sequentially, Property NOI was up 6.4% over the third quarter 2025.

Active Construction and Lease-up Assets

Aimco plans to fulfill its contractual obligations and maximize value at its one multifamily development project under construction in Miami, Florida and complete the lease-up of its two recently completed Washington, D.C. area multifamily communities. Aimco has ceased planning and predevelopment efforts for future projects.

During the fourth quarter, $24.9 million of capital was invested in Aimco's development activities, primarily funded through construction loan and preferred equity draws. Updates on Aimco's one active development project and two lease-ups include:

•
In Miami, construction remains on schedule and on budget at 34th Street, an ultra-luxury waterfront residential tower. The 38-story project was topped out in late February and initial occupancy is scheduled for 3Q 2027 with stabilized occupancy in 4Q 2028.
•
In Upper Northwest Washington D.C., Aimco expects to complete the lease up of 689 apartment homes at Upton Place during the second quarter 2026. As of February 23, 2026, 532 units (77%) were leased or pre-leased and 518 (75%) were occupied. Additionally, as of February 23, 2026, approximately 97% of the project's 105K square feet of retail space had been leased.
•
In Bethesda, Maryland, Aimco expects to complete the lease up of 220 highly tailored apartment homes at the first phase of Strathmore Square in the second quarter 2026. As of February 23, 2026, 179 units (81%) had been leased or pre-leased and 170 (77%) were occupied.

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Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, prudent simplification, and appropriate liquidity while promptly returning capital to stockholders.

Aimco’s net leverage as of December 31, 2025, was as follows:

	as of December 31, 2025
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$345,409	4.7
Total non-recourse construction loans and bridge financing	404,497	2.2
Total property debt secured by assets held for sale	106,159
Cash and restricted cash	(406,561)
Net Leverage	$449,504

[1] Weighted average maturities presented exclude contractual extension rights.

As of December 31, 2025, Aimco had $394.9 million of cash on hand and $11.7 million of restricted cash.

Subsequent to quarter end, Aimco announced the following sources and uses of cash:

•
Approximately $80 million of net proceeds from assets monetized or sold in 2026 as of filing.
•
The pay down, in full, of the preferred equity borrowings collateralized by certain stabilized properties and the remaining preferred equity borrowings that funded the development of Upton Place, totaling approximately $135 million.
•
The initial liquidating distribution of $1.45 per share to be paid on March 13, 2026 to stockholders of record on February 27, 2026, totaling approximately $220 million.
•
The payment of approximately $52 million of income taxes related to 2025 dispositions, included in Accrued liabilities and other on Aimco's Consolidated Balance Sheet.

Public Market Equity

Distributions

•
In 2025, Aimco paid $2.83 per share in special cash dividends.
•
Subsequent to quarter end, following the approval of the Plan of Sale and Liquidation, on February 9, 2026, Aimco announced a $1.45 per share liquidating distribution to be paid on March 13, 2026 to stockholders of record on February 27, 2026.

Repurchases

•
Since Aimco's Board of Directors announced the expansion of its strategic review process on January 9, 2025, no shares of common stock have been repurchased by Aimco. Since the start of 2022, Aimco has repurchased 14.5 million shares at an average price of $7.53 per share (prior to $2.83 per share of distributions subsequently paid in 2025 and the $1.45 per share liquidating distribution to be paid to holders of record as of February 27, 2026).
•
In the fourth quarter 2025, Aimco Operating Partnership redeemed 12,493 units of its equity securities for cash at a weighted average price of $7.43 per unit (inclusive of the $2.23 per share distribution); for the year, it redeemed 76,383 units for cash at a weighted average price of $8.48 per unit (inclusive of distributions paid in in the quarter of redemption) and redeemed another 2.6 million units for an equal number of shares of common stock.

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Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Additional Assumptions and Estimates

The estimates of the per share distributions reflected in this Earnings Release are subject to a number of additional assumptions and estimates which were made as of the date of this release, many of which are outside Aimco's control, including the costs to operate the Company, and maintain the Company’s assets, through the liquidation and wind-down process, the time it will take to liquidate the Company, the amounts necessary to satisfy the Company’s remaining financial obligations, and economic factors such as inflation and interest rate changes, all of which are subject to change. These assumptions and estimates are more fully described in the Company’s proxy statement, filed on January 2, 2026. These assumptions and estimates may not prove to be accurate, which could cause actual distributions to be less or more than this estimated range.

NYSE Listing

Aimco intends for its common shares to continue to be listed on the New York Stock Exchange; however this is subject to continued compliance with NYSE listing requirements. The New York Stock Exchange has discretionary authority to delist the Company’s common shares.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

On February 6, 2026, Aimco’s common stockholders approved the Plan of Sale and Liquidation. Aimco’s strategic liquidation is being undertaken for the sole purpose of maximizing stockholder returns.

Prior to the adoption of the Plan of Sale and Liquidation, Aimco’s mission was to make real estate investments, primarily focused on the multifamily sector within targeted U.S. markets, where outcomes were enhanced through our human capital and substantial value was created for investors, teammates, and the communities in which we operated.

Subsequent to the adoption of the Plan of Sale and Liquidation, Aimco plans to sell all assets in an orderly fashion and return net proceeds from asset sales and cash on hand to stockholders, subject to payment of our liabilities and obligations and the creation of associated reserves.

Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Contact

Matt Foster, Vice President, Investor Relations and Capital Markets

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including the timing and amount of capital expected to be returned to stockholders, our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans for dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, and developments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: our ability to complete the Plan of Sale and Liquidation, including our ability to successfully market and/or sell the remaining assets, on the terms and timeline anticipated, or at all; our ability to close sales following the execution of purchase and sale agreements on the terms and timeline anticipated, or at all, including the satisfaction or waiver of the conditions to closing the sales transactions currently under contract and any other sales transactions Aimco may undertake (the “Portfolio Sales Transactions”); changes in the amount and timing of the total liquidating distributions resulting from the Plan of Sale and Liquidation and the Portfolio Sales Transactions, including as a result of unexpected levels of transaction costs, delayed or terminated closings, liquidation costs, unpaid or additional liabilities and obligations, changes in the net asset sales proceeds for the sale of the remaining properties from prior estimates or other unanticipated difficulties; the possibility of converting to a liquidating trust or other liquidating entity; the ability of our board of directors to terminate the Plan of Sale and Liquidation; the response of our residents, tenants and business partners to the Plan of Sale and Liquidation and/or Portfolio Sales Transactions; difficulties in employee retention as a result of the ongoing Plan of Sale and Liquidation and/or Portfolio Sales Transactions; the occurrence of any event, change or other circumstances that could give rise to the termination of the Plan of Sale and Liquidation and/or the Portfolio Sales Transactions; the outcome of legal proceedings that may be instituted against Aimco, our subsidiaries, our and their directors and others related to the Plan of Sale and Liquidation and/or Portfolio Sales Transactions; the risk that disruptions caused by or relating to the Plan of Sale and Liquidation and/or Portfolio Sales Transactions will harm our business, including current plans and operations; the possibility that we do not reserve adequate funds to cover expenses and liabilities, and the possibility that our creditors, in that instance, could seek repayment from our stockholders up to the amount of the total liquidating distributions; risks relating to the market value of Aimco’s common stock; risks associated with contracts or other instruments containing consent and/or other provisions that may be triggered by the Plan of Sale and Liquidation and/or Portfolio Sales Transactions; restrictions during the pendency of the Portfolio Sale Transactions that may impact our ability to pursue certain business opportunities or strategic transactions; our ability to remain listed on the NYSE; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of dispositions and developments; expectations regarding sales of apartment communities; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; the impact of tariffs and global trade disruptions on us; financing risks, including the availability and cost of

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 9

financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2025, and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
REVENUES:
Rental and other property revenues	$34,639	$36,063	$138,486	$137,700

OPERATING EXPENSES:
Property operating expenses	17,163	18,466	68,355	68,077
Depreciation and amortization	13,356	19,219	58,278	77,133
General and administrative expenses	10,524	8,961	34,026	32,837
Impairment on real estate [1]	90,082	—	147,456	—
Total operating expenses	131,125	46,646	308,115	178,047

Interest income	3,481	2,181	8,646	9,643
Interest expense	(15,215)	(18,169)	(59,429)	(59,364)
Mezzanine investment income (loss), net	—	(548)	856	(2,432)
Realized and unrealized gains (losses) on interest rate contracts	(37)	588	(471)	1,752
Realized and unrealized gains (losses) on equity investments	(315)	(1,403)	(5,790)	(49,504)
Gain on disposition of real estate	237,050	10,749	237,060	10,600
Credit loss Expense	(22,899)	—	(22,899)	—
Other income (expense), net	(3,687)	(779)	(4,192)	(5,581)
Income (loss) from continuing operations before income tax	101,892	(17,964)	(15,848)	(135,233)
Income tax benefit (expense)	62,966	2,340	57,595	11,071
Net income (loss) from continuing operations	164,858	(15,624)	41,747	(124,162)
Income (loss) from discontinued operations, net of taxes	153,806	7,987	551,221	28,162
Net income (loss)	318,664	(7,637)	592,968	(96,000)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,826)	(3,141)	(13,237)	(13,958)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(149)	450	(781)	1,849
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	(14,172)	508	(24,941)	5,641
Net income (loss) attributable to Aimco	$300,517	$(9,820)	$554,009	$(102,468)

Income (loss) from continuing operations attributable to Aimco per common share	$1.08	$(0.14)	$0.20	$(0.94)
Income (loss) from discontinued operations attributable to Aimco per common share	$1.04	$0.06	$3.75	$0.19
Net income (loss) attributable to common stockholders per share – basic	$2.12	$(0.08)	$3.95	$(0.75)

Income (loss) from continuing operations attributable to Aimco per common share	$1.06	$(0.14)	$0.19	$(0.94)
Income (loss) from discontinued operations attributable to Aimco per common share	$1.02	$0.06	$3.68	$0.19
Net income (loss) attributable to common stockholders per share – diluted	$2.08	$(0.08)	$3.87	$(0.75)

Weighted-average common shares outstanding – basic	140,159	136,659	138,347	138,496
Weighted-average common shares outstanding – diluted	142,941	136,659	141,057	138,496

[1] Aimco recorded non-cash impairment charges in the fourth quarter and full year 2025 due to reductions in the estimated period over which we expect to hold properties and, for development pipeline properties, the decision not to pursue development given the Plan of Sale and Liquidation. See Aimco’s 2025 SEC Form 10-K for more information.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2025	2024
Assets
Buildings and improvements	$1,014,902	$1,145,332
Land	222,315	246,881
Total real estate	1,237,217	1,392,213
Accumulated depreciation	(287,285)	(322,708)
Net real estate	949,932	1,069,505
Cash and cash equivalents	394,891	141,072
Restricted cash	11,670	30,051
Notes receivable	103,863	58,794
Right-of-use lease assets - finance leases	106,438	107,714
Other assets, net	82,092	92,600
Assets from discontinued operations and held for sale, net	26,847	457,174
Total assets	$1,675,733	$1,956,910

Liabilities and Equity
Non-recourse property debt, net	$339,483	$444,426
Non-recourse construction loans and bridge financing, net	399,142	385,240
Total indebtedness	738,625	829,666
Deferred tax liabilities	—	101,457
Lease liabilities - finance leases	124,794	121,845
Dividends payable	4,320	89,182
Accrued liabilities and other	147,362	95,911
Liabilities related to discontinued operations and assets held for sale, net	107,747	406,552
Total liabilities	1,122,848	1,644,613

Redeemable noncontrolling interests in consolidated real estate partnerships	158,292	142,931

Equity:
Common Stock	1,402	1,364
Additional paid-in capital	429,144	425,002
Retained earnings (deficit)	(68,693)	(303,409)
Total Aimco equity	361,853	122,957
Noncontrolling interests in consolidated real estate partnerships	20,000	39,560
Common noncontrolling interests in Aimco Operating Partnership	12,740	6,849
Total equity	394,593	169,366
Total liabilities and equity	$1,675,733	$1,956,910

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Net income (loss)	$318,664	$592,968
Adjustments:
Interest expense	15,215	59,429
Income tax (benefit) expense	(62,966)	(57,595)
Depreciation and amortization	13,356	58,278
Impairment on real estate	90,082	147,456
Interest expense, depreciation, amortization, and income taxes related to discontinued operations	14,435	28,406
Gains on dispositions of real estate, including discontinued operations	(405,857)	(782,974)
Adjustment related to EBITDAre of unconsolidated partnerships	227	1,004
EBITDAre	$(16,844)	$46,972
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,826)	(13,237)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(149)	(781)
EBITDAre adjustments attributable to noncontrolling interests	—	(530)
Mezzanine investment (income) loss, net	—	(856)
Realized and unrealized (gains) losses on interest rate contracts	37	471
Realized and unrealized (gains) losses on passive equity investments	315	5,790
Credit loss expense	22,899	22,899
Other non-cash (income) loss	(507)	(1,252)
Adjusted EBITDAre	$1,925	$59,476

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 13

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated [1]	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [2]	Stated	Capped
Fixed rate loans payable	$341,796	$3,613	—	$345,409	4.7	4.39%	4.39%
Floating rate loans payable	—	—	—	—	—	—	—
Construction loans and bridge financing	404,497	—	—	404,497	2.2	6.67%	6.66%
Total non-recourse debt	$746,293	$3,613	—	$749,906	3.4	5.63%	5.62%

Property debt secured by assets held for sale	106,159	—	—	106,159
Cash and restricted cash	(406,561)	—	—	(406,561)
Net Leverage	$445,891	$3,613	$—	$449,504

Aimco Share Non-Recourse Debt

Excludes property debt secured by assets held for sale					Average Rate on Maturing Debt
	Amortization	Maturities [2]	Total	Maturities as a Percent of Total	Stated	Capped
2026 1Q	$127	$—	$127	—%	—%	—%
2026 2Q	128	22,115	22,243	2.95%	8.17%	7.91%
2026 3Q	130	—	130	—	—	—
2026 4Q	132	94,000	94,132	12.53%	6.33%	6.33%
Total 2026	$517	$116,115	$116,632	15.48%	6.68%	6.63%

2027	542	—	542	—	—	—
2028	568	282,209	282,777	37.63%	6.74%	6.74%
2029	595	179,646	180,241	23.96%	4.66%	4.66%
2030	624	—	624	—	—	—
2031	654	46,670	47,324	6.22%	2.78%	2.78%
2032	112	115,480	115,592	15.40%	4.62%	4.62%
2033	—	—	-	—	—	—
Thereafter	—	6,173	6,173	0.82%	3.25%	3.25%
Total Aimco Share	$3,612	$746,293	$749,905

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

December 31, 2025
Class A Common Stock Outstanding	140,159
Participating unvested restricted stock	1,610
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	2,272
Total shares and potentially dilutive share equivalents	144,041
Common Partnership Units and equivalents outstanding	6,941
Total shares, units and potentially dilutive share equivalents [3]	150,982

[1] Total non-recourse debt and property debt secured by assets held for sale excludes $7.7 million and $0.7 million of deferred financing costs, respectively.

[2] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the first maturity in Aimco's total non-recourse debt is in 2Q 2027 and the weighted average maturity is 3.6 years.

[3] Represents outstanding Common Stock and Common Partnership units, forfeitable time-based restricted equity awards, options for which dilution is computed based on quarter-end stock price, and the impact of forfeitable market-based equity awards based on stock price performance through December 31, 2025. See Note 11 to Aimco's 2025 SEC Form 10-K, filed March 2, 2026 for more information. At maximum dilution the total shares, units and dilutive share equivalents would be 151.4 million at December 31, 2025.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [5]	Office and Retail Sq Ft	Hotel Keys	Development Land [6]
Consolidated
Stabilized Operating Properties	13	1,864	26.4	-	-
Other Real Estate [1]	1	-	-	106	-
Development - Owned [2]	3	1,023	121.1	-	-
Development - Land [3]	5	-	-	-	20.8
Development - Leased	1	24	-	-	-
Held for Sale [4]	2	660	-	-	-
Total Consolidated	25	3,571	147.5	106	20.8
Unconsolidated	5	142	-	-	-
Total Portfolio	30	3,713	147.5	106	20.8

Total Consolidated (Aimco Share)		3,571	147.5	106	19.5
Total Unconsolidated (Aimco Share)		72	-	-	-
Total Portfolio (Aimco Share)		3,643	147.5	106	19.5

[1] Other Real Estate includes:

•
The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado, which sold in February 2026.

[2] Development - Owned includes:

•
34th Street a 114-unit apartment building being constructed in Miami, Florida with 7,000 square feet of retail, Upton Place a 689-unit recently completed development in Upper Northwest Washington, D.C. with 105,053 square feet of retail, and Strathmore Square a recently completed 220-unit apartment community with 9,000 square feet of retail in Bethesda, Maryland.

[3] Development – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
One land parcel in Miami, Florida for potential future development adjacent to 34th Street;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[4] As of December 31, 2025, Aimco's Hillmeade Apartments in Nashville, Tennessee and Plantation Gardens in Plantation, Florida were classified as Held for Sale. These assets sold in February 2026.

[5] Number of apartment homes includes all current apartments and those authorized for development.

[6] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2025	December 31, 2025

Capital Replacements and Casualty	$2,853	$15,027
Property Upgrades	82	1,780
Tenant Improvements	709	2,342
Development	24,855	91,938
Total Capital Additions [1]	$28,498	$111,088

[1] Fourth quarter 2025 total capital additions include $21.0 million of Direct Capital Investment ($20.2 million on active projects and $0.9 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 5

Aimco Active Development Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
Project Name	Location	Units	Units Leased or Pre-Leased	Retail Sq Ft	Retail Pre-Leased	Initial Occupancy [2]	Stabilized Occupancy [2]	NOI Stabilization [2]
Upton Place	Washington, D.C.	689	76%	105,053	97%	4Q 2023	2Q 2026	2Q 2027
Strathmore Square	Bethesda, MD	220	81%	9,000	64%	2Q 2024	2Q 2026	2Q 2027
34th Street	Miami, FL	114	—	7,000	—	3Q 2027	4Q 2028	4Q 2029

Total		1,023		121,053

				Direct Capital Investment
Project Name	Status	Aimco Ownership	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
Upton Place	Lease-up	100%	92.8	241.5	241.5	-
Strathmore Square	Lease-up	100%	24.9	156.3	156.2	0.1
34th Street	Active Construction	44% [1]	28.3	211.7	98.2	113.5

Total			$146.0	$609.5	$495.9	$113.6

[1] Aimco's investment, representing 44% of the equity capital at project inception, has been fully funded, primarily through the contribution of land and pre-development efforts. The remaining investment will be funded through construction loan and preferred equity draws.

[2] Occupancy timing and stabilization are estimates subject to change.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 6

Operating Property Results - Stabilized Operating Properties and Assets Held for Sale

(amounts in thousands, except community, home and per home data) (unaudited)

4Q 2025 v. 4Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2025	4Q 2024	Growth	4Q 2025	4Q 2024	Growth	4Q 2025	4Q 2024	Growth	4Q 2025	4Q 2025	4Q 2024	4Q 2025	4Q 2024
Chicago	7	1,495	$10,965	$10,626	3.2%	$3,202	$2,989	7.1%	$7,763	$7,637	1.6%	70.8%	97.5%	98.8%	2,508	2,397
New York City	3	150	2,098	2,160	(2.9%)	1,013	961	5.4%	1,085	1,199	(9.5%)	51.7%	98.6%	98.8%	4,728	4,859
Other Markets [1]	3	219	1,451	1,477	(1.8%)	399	467	(14.6%)	1,052	1,010	4.2%	72.5%	92.1%	91.3%	2,399	2,462
Stabilized Operating Total	13	1,864	$14,514	$14,263	1.8%	$4,614	$4,417	4.5%	$9,900	$9,846	0.5%	68.2%	96.9%	97.9%	$2,678	$2,604
Held For Sale [2]	2	660	3,842	3,847	(0.1%)	1,398	1,027	36.1%	2,444	2,820	(13.3%)	63.6%	95.7%	97.1%	2,028	2,001
Total	15	2,524	$18,356	$18,110	1.4%	$6,012	$5,444	10.4%	$12,344	$12,666	(2.5%)	67.2%	96.6%	97.7%	$2,509	$2,448

4Q 2025 v. 3Q 2025			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2025	3Q 2025	Growth	4Q 2025	3Q 2025	Growth	4Q 2025	3Q 2025	Growth	4Q 2025	4Q 2025	3Q 2025	4Q 2025	3Q 2025
Chicago	7	1,495	$10,965	$10,825	1.3%	$3,202	$3,518	(9.0%)	$7,763	$7,307	6.2%	70.8%	97.5%	95.4%	2,508	2,529
New York City	3	150	2,098	2,070	1.4%	1,013	1,049	(3.4%)	1,085	1,021	6.3%	51.7%	98.6%	98.4%	4,728	4,674
Other Markets [1]	3	219	1,451	1,459	(0.5%)	399	486	(17.9%)	1,052	973	8.1%	72.5%	92.1%	92.0%	2,399	2,413
Stabilized Operating Total	13	1,864	$14,514	$14,354	1.1%	$4,614	$5,053	(8.7%)	$9,900	$9,301	6.4%	68.2%	96.9%	95.3%	$2,678	$2,694
Held For Sale [2]	2	660	3,842	3,822	0.5%	1,398	1,498	(6.7%)	2,444	2,324	5.2%	63.6%	95.7%	93.5%	2,028	2,064
Total	15	2,524	$18,356	$18,176	1.0%	$6,012	$6,551	(8.2%)	$12,344	$11,625	6.2%	67.2%	96.6%	94.8%	$2,509	$2,531

4Q 2025 YTD v. 4Q 2024 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2025 YTD	4Q 2024 YTD	Growth	4Q 2025 YTD	4Q 2024 YTD	Growth	4Q 2025 YTD	4Q 2024 YTD	Growth	4Q 2025 YTD	4Q 2025 YTD	4Q 2024 YTD	4Q 2025 YTD	4Q 2024 YTD
Chicago	7	1,495	$42,862	$41,850	2.4%	$13,221	$12,368	6.9%	$29,641	$29,482	0.5%	69.2%	96.5%	97.8%	2,476	2,384
New York City	3	150	8,417	8,447	(0.4%)	4,066	3,786	7.4%	4,351	4,661	(6.7%)	51.7%	98.8%	97.8%	4,731	4,799
Other Markets [1]	3	219	5,854	5,924	(1.2%)	1,825	1,944	(6.1%)	4,029	3,980	1.2%	68.8%	92.2%	92.7%	2,416	2,431
Stabilized Operating Total	13	1,864	$57,133	$56,221	1.6%	$19,112	$18,098	5.6%	$38,021	$38,123	(0.3%)	66.5%	96.2%	97.2%	$2,656	$2,585
Held For Sale [2]	2	660	15,386	15,468	(0.5%)	5,758	4,950	16.3%	9,628	10,518	(8.5%)	62.6%	95.4%	96.5%	2,037	2,025
Total	15	2,524	$72,519	$71,689	1.2%	$24,870	$23,048	7.9%	$47,649	$48,641	(2.0%)	65.7%	96.0%	97.0%	$2,495	$2,439

[1] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Atlanta, Georgia; and San Francisco, California.

[2] Held For Sale assets were placed under contract with a substantial non-refundable deposit on December 22, 2025. We have included these in this schedule as they were classified as stabilized for all but the last ten days of 2025.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 7

Aimco Transactions

(dollars in millions) (unaudited)

2025 Acquisitions
Partnership Acquisitions	Location	Closing Date	Ownership Acquired	Equity Acquired
Strathmore Square	Bethesda, MD	May	5%	2.1
Total Partnership Acquisitions [1]				$2.1

2025 Dispositions
Property Dispositions	Location	Closing Date	AIV Ownership	AIV Gross Proceeds	Units / Office Sq Ft	Property Debt	Net Sales Proceeds [2]	NOI Cap Rate [3]
Suburban Boston portfolio	Boston	September / October	100%	740.0	2,719 units	240.8	481.6	6.6%
Brickell Assemblage	Miami	December	100%	520.0	357 units / 295 sq ft	158.2	230.9	NM
Total Property Dispositions				$1,260.0	3,076 units / 295 sq ft	$399.0	$712.6

In October, Aimco completed a transfer of ownership interests with its joint venture partner at the development land sites along Broward Avenue in Fort Lauderdale, Florida. Aimco exchanged its joint venture ownership in the non-performing seller financing note secured by 200 Broward Avenue along with $7.5 million of cash, for full ownership of 300 Broward Avenue.

[1] In May, Aimco purchased, for $2.1 million, its development partner’s 5% common equity interest in Strathmore Square. In addition, Aimco purchased the same development partner's subordinated interest for $2.9 million, a value representing approximately 60% of its expected future obligation.

[2] Net Sales Proceeds are after the repayment of debt, if any, net working capital settlements, payment of transaction costs, initial tax estimates, seller financing at par, and debt prepayment penalties, if applicable.

[3] NOI Cap Rate is calculated based on the annualized NOI (inclusive of property management fees) for the most recent quarter prior to the sale of asset, divided by the sales price. The cap rate for the Brickell Assemblage is deemed not meaningful as the purchase was based on the land value for development and not the net operating income from the current improvements.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 8

Liquidating Distribution Components

(dollars in millions)(pre-tax)(unaudited)

	Estimated Amount/ 4Q25 GAAP Amount	per share
Initial liquidating distribution [1]		$1.45

Assets sold in 2026 and Under Contract
Gross sales price for assets sold in 2026, as of filing	$177.5
Gross sales price for assets under contract to sell as of February 9, 2026	501.5
Non-recourse property debt, net	(411.3)
Construction loans and preferred equity planned to be retired	(110.0)
Other, including estimated transaction costs and possible reserves	(13.9) to (29.1)
Expected 2Q Distributions [2]		$0.85 to $0.95

Remaining Stabilized Assets
Annualized Property NOI for remaining stabilized assets	6.1
Non-recourse property debt, net	(36.7)
Estimated distribution from remaining stabilized assets [3]		$0.25 to $0.30

Development and Lease-up Properties
Projected 2027 Property NOI for DC Metro lease ups and Oak Shore	$33.9 to $36.8
2027 ground lease payments for DC Metro lease ups	(5.1)
Projected annual stabilized Property NOI for Aimco's 34th Street development [4]	18.0
Non-recourse construction loans and bridge financing, net (proforma planned 1Q26 payoff)	(382.4)
Preferred equity and other interests (proforma 1Q26 payoff)	(49.9)
Land, Planning and Entitlement Investment	116.3 to 177.8
Estimated distribution from Land Holdings, Development and Lease-up Properties [5]		$2.30 to $3.30

Other
Cash, other assets and liquidating considerations	$135.8 to $165.9
Estimated distribution from Other [6]		$0.90 to $1.10

Estimated Total Distributions		$5.75 to $7.10

Common Stock, Partnership Units and Equivalents
Total shares, units and maximum dilutive share equivalents		151.4

[1] Distribution announced on February 9, 2026, payable on March 13, 2026 to stockholders of record on February 27, 2026.

[2] Expected distributions following the sale of 12 properties under contract as of February 9, 2026, net of approximately $110 million of construction debt and preferred equity retirement.

[3] Includes 1045 on the Park in Atlanta, Georgia that, in late February, Aimco agreed to sell and the remaining three stabilized properties currently being marketed for sale.

[4] Aimco expects the project to stabilize NOI in 2029. The remaining direct investment planned to complete construction is $113.5 million. See Supplemental Schedule 5 for more detail.

[5] These assets are expected to be marketed for sale by the middle of 2026.

[6] Includes unconsolidated real estate, the Brickell seller financing note, passive equity investments, and accounts for cash net of projected uses during the wind-down.

Many of the assumptions and estimates reflected in the timing and range of Expected 2Q Distributions and other estimated distributions are beyond Aimco's control and include, but are not limited to, the prospective buyer’s performance under the sales contracts, local market dynamics impacting operating fundamentals, lease up and net operating income stabilization timing and levels at our recently completed developments, in additional to general market conditions. Actual distributions may differ materially from these estimates.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 9

Asset List

as of filing - (unaudited)

	ASSETS SOLD IN 2026 AND UNDER CONTRACT (as of February 9, 2026)					LAND, PLANNING, AND ENTITLEMENT INVESTMENT
	Property Name	Location	Units	4Q 2025 Avg Rent		Property Name	Location/Investment	Acres
	2200 Grace	Lombard, IL	72	$2,121		300 Broward	Fort Lauderdale, FL	2.31
	Eldridge Townhomes	Elmhurst, IL	58	4,917		One Edgewater	Miami, FL	0.5
	Elm Creek	Elmhurst, IL	400	2,211	[3]	Fitzsimons 4	Aurora, CO	1.77
	Evanston Place	Evanston, IL	190	2,900		Flagler Village	Fort Lauderdale, FL	8.8
	Hyde Park Tower	Chicago, IL	155	2,630		Flying Horse	Colorado Springs, CO	7.45
	Willow Bend	Rolling Meadows, IL	328	2,035		Strathmore Square Phase 2	Passive Investment in Development JV
	Yorktown Apartments	Lombard, IL	292	1,992		CU Anschutz Campus Holdings	Controlled Options for Development
	118-122 West 23rd Street	New York, NY	42	6,332
	237-239 Ninth Avenue	New York, NY	36	3,232		OTHER
[1]	Hillmeade	Nashville, TN	288	1,780		Investment Name	Investment Type
[1]	Plantation Gardens	Plantation ,FL	372	2,044		Casa del Hermosa	Partnership Owned
[1]	The Benson Hotel & Faculty Club	Denver, CO				Casa del Mar	Partnership Owned
						Casa del Norte	Partnership Owned
						Casa del Sur	Partnership Owned
	REMAINING STABILIZED ASSETS					Brickell Assemblage Notes	Seller Financing
	173 E. 90th Street	New York, NY	72	$3,794		IQHQ	Passive Equity
[2]	1045 on the Park Apartments Homes	Atlanta, GA	30	2,180		Parkmerced	Mezzanine Loan
	Bank Lofts	Denver, CO	125	1,548		RE Tech Funds	Passive Equity
	Bluffs at Pacifica, The	Pacifica, CA	64	3,180	[1]	La Jolla Cove	Seller Financing

	DEVELOPMENT AND LEASE-UP PROPERTIES
	Property Name	Location	Units
	Oak Shore	Corte Madera, CA	24
	Upton Place	Washington, DC	689		[1]	Assets sold/monetized
	Strathmore Square Phase 1	Bethesda, MD	220		[2]	Placed under contract in late February
	34th Street	Miami, FL	114		[3]	Owned in a joint venture structure

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 21

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 94.1% of the legal interest in the common partnership units of the Aimco OP and 96.6% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS: The following table presents the reconciliation of GAAP capital additions to the Capital Additions as presented on Supplemental Schedule 4.

Twelve Months Ended
Segment Capital Additions Reconciliation	December 31, 2025

Total Capital additions (per Note 15 in Aimco's 10-K)	$104,549
Adjustment: Discontinued operations	5,717
Adjustment: Incidental revenues and other adjustments that reduce capital expenditures for GAAP	821

Total Capital Additions (per Schedule 4)	$111,088

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•
adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

Fourth Quarter 2025 Earnings Release and Supplemental Schedules | 22

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income or loss attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of realized and unrealized gains or losses recognized by Aimco on its interest rate contracts, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains or losses recognized by Aimco on passive equity investments;
•
the amount of investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments;
•
credit losses on Aimco's notes receivable; and
•
other non-cash income or loss.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, fee income, certain non-recurring items, and activity related to our unconsolidated real estate partnerships.

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): Property NOI is defined by Aimco as total rental and other property revenues, excluding utility reimbursements, less property operating expenses, including utility reimbursements for the consolidated apartment communities. Property NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which includes the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements.

The following table presents the reconciliation of GAAP income (loss) before income tax benefit to total Property NOI, as well as Property NOI for our Stabilized Operating apartment communities as presented on Supplemental Schedule 6 to total Property NOI.

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Property NOI reconciliation
(dollars in thousands) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2025	2024	2025	2024	2025

Income (loss) before income tax benefit per Consolidated Statements of Operations	$101,892	$(17,964)	$(15,848)	$(135,233)	$(79,430)
Adjustments:
Depreciation and amortization	13,356	19,219	58,278	77,133	16,222
General and administrative expenses	10,524	8,961	34,026	32,837	7,523
Impairment on real estate	90,082	-	147,456	-	57,373
Interest income	(3,481)	(2,181)	(8,646)	(9,643)	(1,529)
Interest expense	15,215	18,169	59,429	59,364	14,033
Mezzanine investment income (loss), net	-	548	(856)	2,432	144
Realized and unrealized (gains) losses on interest rate contracts	37	(588)	471	(1,752)	102
Realized and unrealized (gains) losses on equity investments	315	1,403	5,790	49,504	4,868
Gain on disposition of real estate	(237,050)	(10,749)	(237,060)	(10,600)	(10)
Credit loss Expense	22,899	-	22,899	-	-
Other (income) expense	3,687	779	4,192	5,581	(1,058)
Total Property NOI	$17,476	$17,597	$70,131	$69,623	$18,239

Segment Property NOI reconciliation
(dollars in thousands) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2025	2024	2025	2024	2025
Rental income:
Stabilized Operating (Supplement Schedule 6)	$14,514	$14,263	$57,133	$56,221	$14,354
Stabilized Operating utilities reimbursement [1]	835	757	3,275	2,891	889
Other Real Estate	2,034	1,802	7,553	6,690	1,990
Held for Sale (Supplement Schedule 6)	3,842	3,847	15,386	15,468	3,822
Non-stabilized and other amounts not allocated [2]	13,414	15,394	55,139	56,430	14,076
Total rental income	34,639	36,063	138,486	137,700	35,132
Property operating expenses:
Stabilized Operating (Supplement Schedule 6)	4,614	4,417	19,112	18,098	5,053
Stabilized Operating utilities reimbursement [1]	835	757	3,275	2,891	889
Other Real Estate	2,282	1,972	8,586	7,712	1,793
Held for Sale (Supplement Schedule 6)	1,398	1,027	5,758	4,950	1,498
Non-stabilized and other amounts not allocated [2]	8,034	10,293	31,624	34,426	7,660
Total property operating expenses:	17,163	18,466	68,355	68,077	16,893
Property NOI:
Stabilized Operating (Supplement Schedule 6)	9,900	9,846	38,021	38,123	9,301
Other Real Estate	(248)	(170)	(1,033)	(1,022)	197
Held for Sale (Supplement Schedule 6)	2,444	2,820	9,628	10,518	2,324
Non-stabilized and other amounts not allocated [2]	5,380	5,101	23,515	22,004	6,417
Total Property NOI	$17,476	$17,597	$70,131	$69,623	$18,239

[1] Operating results for properties not included in Stabilized Operating or Other Real Estate, an adjustment for utility reimbursements which are included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

[2] Properties not included in the Stabilized Operating Portfolio, including discontinued operations, properties sold, and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

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REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

OPERATING PROPERTIES: Includes those properties classified as:

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2024 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

OTHER REAL ESTATE: Includes non-apartment real estate owned and asset managed by Aimco.

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